Exhibit 1

July 12, 2016

Press Release

Ahold announces details of the €1 billion capital repayment and reverse stock split

Zaandam, the Netherlands – Ahold today provided further details on the €1 billion capital repayment and reverse stock split, prior to completion of the intended merger with Delhaize Group.

The capital repayment, announced on June 24, 2015, was approved by Ahold’s shareholders on March 14, 2016. Ahold and Delhaize Group continue to expect the merger to complete before the end of July, subject to regulatory clearance of the merger by the United States Federal Trade Commission.

The capital repayment and reverse stock split are expected to take place after close of New York Stock Exchange trading hours on July 15, 2016 by way of a consolidation of every 17 issued Ahold common shares into 16 common shares and a capital repayment of €1.29 per remaining share (equivalent to about €1.21 per old share).

For shareholders holding shares through Euroclear Nederland, the ex-date on Euronext Amsterdam will be July 18, 2016. For holders of American Depositary Receipts (ADRs) the ex-date will be July 15, 2016. The record date for the capital repayment has been fixed at the close of trading hours on July 19, 2016. Shareholders holding their shares with a bank or broker will be informed by their respective bank or broker. Shareholders registered in the register of Ahold will be informed by Ahold about the administrative process. Holders of ADRs will be paid in U.S. dollars.

The expected timetable for the capital repayment and reverse stock split is as follows:

July 15, 2016: ex-date ADRs

July 18, 2016: ex-date common shares

July 19, 2016: record date for the capital repayment

July 21, 2016: payment date

If the number of common shares or ADRs held by any one holder is not exactly divisible by 17, banks and brokers will round positions up or down, depending on the particular contractual arrangements between the bank or broker and the shareholder.

On June 24, 2015, Ahold and Delhaize announced their intention to merge, creating an international retailer with more than 6,500 stores. The combined company, Ahold Delhaize, will bring together a portfolio of strong, trusted local brands with more than 375,000 associates serving more than 50 million customers each week in the United States and Europe.

Press Office: +31 88 659 5134 Investor Relations: +31 88 659 5213 www.ahold.com Follow us on Twitter: @AholdNews	Page 1/2

Press Release

For more information:

Ahold Investor Relations: +31 88 659 5213

Ahold Media Relations: +31 88 659 5134

ABN AMRO Corporate Broking: +31 20 344 2000 (questions related to common shares)

Deutsche Bank (questions related to ADRs):

•	United States:+1 866 249 2593

•	Outside the United States: +1 718 921 8137

Or visit www.ahold.com, www.delhaizegroup.com or www.adcombined.com.

2016/14

Cautionary notice

This press release includes forward-looking statements, which do not refer to historical facts but refer to expectations based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those included in such statements. These forward-looking statements include, but are not limited to, statements as to the intention of Ahold to effectuate a reverse stock split, to repay approximately €1 billion to Ahold security holders and the expected closing of the intended merger between Ahold and Delhaize Group before the end of July to sell certain stores to certain buyers and to complete their merger in the second half of July, 2016, subject to FTC clearance. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond Ahold’s ability to control or estimate precisely, such as discussed in Ahold’s public filings and other disclosures. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Koninklijke Ahold N.V. does not assume any obligation to update any public information or forward-looking statements in this release to reflect subsequent events or circumstances, except as may be required by law. Outside the Netherlands, Koninklijke Ahold N.V., being its registered name, presents itself under the name of “Royal Ahold” or simply “Ahold.”

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